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SUBSIDIARIES OF SYNAGRO TECHNOLOGIES, INC.                          EXHIBIT 21.1

The Company primarily conducts its business through its subsidiaries as follows:

Synagro Midwest, Inc.

Synagro Southwest, Inc.

Synagro Southeast, Inc.

Synagro Northeast, Inc.

Synagro West, Inc.

Synagro Mid-Atlantic, Inc.

Residual Technologies, Limited Partnership

Fairhaven Residuals, Limited Partnership

NETCO-Waterbury, Limited Partnership

NETCO-Residuals Management, Limited Partnership

New Haven Residuals, Limited Partnership

New England Treatment Company, Inc.

Fairhaven Residual Systems, Inc.

NETCO-Connecticut, Inc.

NETCO-Residuals Management Systems, Inc.

NETCO-Waterbury, Inc., f/k/a NETCO-Waterbury Systems, Inc.

New Haven Residuals Systems, Inc.

Residual Technologies Systems, Inc.

Providence Soils, Limited Liability Company

Residuals Processing, Inc.

Synagro WWT, Inc.

Synagro Composting Company of California, Inc.

Synagro of California, Inc.

Synagro of Michigan, Inc.

Synagro of Wisconsin, Inc.

Synagro of Minnesota--Rehbein, Inc.

Synagro of Texas-CDR, Inc.

Synagro of Texas-Vital-Cycle, Inc.

Synagro of North Carolina-EWR, Inc.

Synagro of North Carolina-Amsco, Inc.

Synagro of Florida-A&J, Inc.

Synagro of Florida-Anti-Pollution, Inc.

Synagro of Florida-Davis Water, Inc.

Synagro of Florida-Ecosystems, Inc.

Composting Corporation of America

Organi-Gro, Inc.

ST Interco, Inc.

Environmental Protection & Improvement Company, Inc.

Future--Tech Environmental Services, Inc.

Enviroland, Inc.

Soaring Vista Properties, Inc.

NYOFCO Holdings, Inc.

Synagro-WCWNJ, Inc.

Synagro-Baltimore, L.L.C.

JABB II, L.L.C.

Synagro Texas, Inc.

Synagro Delaware, Inc.

Synagro Management, L.P.